Exhibit 10.6

A Member of SVB Financial Group

(Working Capital Line of Credit)

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of May 21, 2008, between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (FAX 617-969-5965) (“Bank”) and CYOPTICS, INC., a Delaware corporation with its chief executive office located at 9999 Hamilton Boulevard, Breinigsville, Pennsylvania 18031 (FAX               ) (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1                                         ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

2                                         LOAN AND TERMS OF PAYMENT

2.1                               Promise to Pay. Borrower hereby unconditionally promises to pay Bank the unpaid principal amount of all Advances hereunder with all interest, fees and finance charges due thereon as and when due in accordance with this Agreement.

2.1.1                     Financing of Accounts.

(a)                                  Availability.

(i)            Subject to the terms of this Agreement, Borrower may request that Bank finance specific Eligible Accounts. Bank may, in its good faith business discretion, finance such Eligible Accounts by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the face amount of the Eligible Account. Bank may, in its sole discretion, change the percentage of the Advance Rate for a particular Eligible Account on a case by case basis.

(ii)           Subject to the terms of this Agreement and provided that Borrower is Streamline Facility Eligible, Borrower may request that Bank finance Eligible Accounts on an aggregate basis. Bank may, in its good faith business discretion, finance Eligible Accounts on an aggregate basis by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the aggregate face amount of a summary listing of Eligible Accounts provided to Bank (the “Aggregate Eligible Accounts”). Bank may, in its sole discretion, change the percentage of the Advance Rate for the Aggregate Eligible Accounts on a case by case basis.

(iii)          Any Credit Extension made pursuant to the terms of subsection (i) or (ii) above shall hereinafter be referred to as an “Advance”. When Bank makes an Advance, the Eligible Account or the Aggregate Eligible Accounts each become a separate “Financed Receivable”.

(b)                                 Maximum Advances. The aggregate face amount of all Financed Receivables outstanding at any time may not exceed the Facility Amount. In addition, the aggregate amount of Advances outstanding at any time hereunder, together with the Aggregate Amount of Advances (as defined in the EXIM Agreement) outstanding at any time pursuant to the EXIM Agreement, may not exceed Fourteen Million Dollars ($14,000,000.00).

(c)                                  Borrowing Procedure. Borrower will deliver an Advance Request and Invoice Transmittal in the form attached hereto as Exhibit C signed by a Responsible Officer for each Advance it requests, accompanied by an accounts receivable aging, if Borrower is then Streamline Facility Eligible, or by invoices, if Borrower is not Streamline Facility Eligible. Bank may rely on information set forth in or provided with the Advance Request and Invoice Transmittal.

(d)                                 Credit Quality; Confirmations. Bank may, at its option, conduct a credit check of the Account Debtor for each Account requested by Borrower for financing hereunder in order to approve any such Account Debtor’s credit before agreeing to finance such Account. Bank may also, in consultation with Borrower (provided that such consultation will not be required upon the occurrence and during the continuance of an Event of Default), verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts (including confirmations of Borrower’s representations in Section 5.3) by means of mail, telephone or otherwise, either in the name of Borrower or Bank from time to time in its sole discretion.

(e)                                  Accounts Notification/Collection. Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify (such verifications are to be done in consultation with Borrower, provided that such consultation will not be required upon the occurrence and during the continuance of an Event of Default) and/or collect the amount of the Account.

(f)                                    Early Termination. This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective three Business Days after written notice of termination is given to Bank; or (ii) by Bank at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately. If this Agreement is terminated for any reason prior to the Maturity Date, and at such time the Exim Agreement and the Term Loan Agreement have been terminated or have matured pursuant to their terms, Borrower shall pay to Bank a termination fee in an amount equal to One Hundred Fifty Thousand Dollars ($150,000.00) (the “Early Termination Fee”); provided that, in no event shall the Early Termination Fee and/or the Prepayment Fee (as defined in the Term Loan Agreement) paid by Borrower under this Agreement, the Exim Agreement and the Term Loan Agreement exceed, in the aggregate, One Hundred Fifty Thousand Dollars ($150,000.00). The Early Termination Fee shall be due and payable on the effective date of such termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations. Notwithstanding the foregoing, Bank agrees to waive the Early Termination Fee if Bank agrees to refinance and redocument this Agreement under another division of Bank (in its sole and exclusive discretion) prior to the Maturity Date.

(g)                                 Maturity. This Agreement shall terminate and all Obligations outstanding hereunder shall be immediately due and payable on the Maturity Date.

(h)                                 Suspension of Advances. Borrower’s ability to request that Bank finance Eligible Accounts and Aggregate Eligible Accounts hereunder will terminate if, in Bank’s sole discretion, there has been a material adverse change in the general affairs, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the execution of this Agreement.

(i)                                     End of Streamline Facility Eligible Status. On any day that Borrower ceases to be Streamline Facility Eligible, all outstanding Advances made based on Aggregate Eligible Accounts shall be immediately due and payable, together with all Finance Charges accrued thereon. Provided no Event of Default then exists hereunder and subject to the terms of this Agreement, Bank may, in its good faith business discretion, agree to refinance such Advances with new Advances made based on specific Eligible Accounts (in accordance with this Agreement, including, without limitation, Section 2.1.1 hereof). In connection with same, Borrower shall deliver to Bank an Advance Request and Invoice Transmittal in the form attached hereto as Exhibit C containing detailed invoice reporting, signed by a Responsible Officer together with a current accounts receivable aging and a copy of each invoice, all in accordance with Section 6.2(h) hereof and Bank may, in its good faith business discretion, finance same (in accordance with this Agreement, including, without limitation, Section 2.1.1 hereof) and each Eligible Account financed shall thereafter be deemed to be a Financed Receivable for purposes of this Agreement. If, following such determination, the outstanding principal amount of the Obligations exceeds the amount of Advances Bank has agreed to make based on specific Eligible Accounts, Borrower shall immediately pay to Bank the excess and, in connection with same, hereby irrevocably authorizes Bank to debit any account of Borrower maintained by Borrower with Bank or any of Bank’s Affiliates for the amount of such excess.

2.2                               Collections, Finance Charges, Remittances and Fees. The Obligations shall be subject to the following fees and Finance Charges. Unpaid fees and Finance Charges may, in Bank’s discretion, accrue interest and fees as described in Section 9.2 hereof.

2.2.1                     Collections. Collections will be credited to the Financed Receivable Balance for such Financed Receivable in accordance with Section 2.2.7, but if there is an Event of Default, Bank may apply Collections to the Obligations in any order it chooses.

2.2.2                     Loan Fees.

(a)                                  A fully earned, non-refundable facility fee of One Hundred Seventy-Five Thousand Dollars ($175,000.00) is due upon execution of this Agreement (the “Facility Fee”).

(b)                                 A fully earned, non-refundable anniversary fee of One Hundred Seventy-Five Thousand Dollars ($175,000.00) (the “Anniversary Fee”) shall be earned as of the date hereof, and shall be due and payable on the date that is one year from the Closing Date.

The Facility Fee and the Anniversary Fee are hereinafter collectively referred to as the “Loan Fees”.

2.2.3                     Finance Charges. In computing Finance Charges on the Obligations under this Agreement, all Collections received by Bank shall be deemed applied by Bank on account of the Obligations three (3) Business Days after receipt of the Collections. Borrower will pay a finance charge (the “Finance Charge”) on each Financed Receivable which is equal to the Applicable Rate divided by 360 multiplied by the number of days each such Financed Receivable is outstanding multiplied by the outstanding Financed Receivable Balance. Except as otherwise provided in Section 2.3.1(b)(i), the Finance Charge is payable when the Advance made based on such Financed Receivable is payable in accordance with Section 2.3 hereof. After an Event of Default has occurred and is continuing, the Applicable Rate will increase an additional five percent (5.0%) per annum effective immediately upon the occurrence of such Event of Default. In the event that the aggregate amount of Finance Charges and Collateral Handling Fees earned by Bank under this Agreement and the Exim Agreement in any fiscal quarter is less than the Minimum Finance Charge, Borrower shall pay to Bank an additional Finance Charge equal to (i) the Minimum Finance Charge minus (ii) the aggregate amount of all Finance Charges and Collateral Handling Fees earned by Bank in such fiscal quarter. Such additional Finance Charge shall be payable on the first day of the next fiscal quarter.

2.2.4.                  Collateral Handling Fee. Borrower will pay to Bank a Collateral handling fee equal to 0.50% per month of the Financed Receivable Balance for each Financed Receivable outstanding based upon a 360 day year (the “Collateral Handling Fee”); provided, however, for any Subject Month (as of the first calendar day of such month), to the extent that Borrower maintained Liquidity of at least Two Million Five Hundred Thousand Dollars ($2,500,000.00) at all times during the applicable Testing Month, the Collateral Handling Fee shall be equal to 0.35% per month of the Financed Receivable Balance for each Financed Receivable outstanding based upon a 360 day year; provided further, however, for any Subject Month (as of the first calendar day of such month), to the extent that Borrower maintained Liquidity of greater than Four Million Dollars ($4,000,000.00) at all times during the applicable Testing Month, the Collateral Handling Fee shall be equal to 0.10% per month of the Financed Receivable Balance for each Financed Receivable outstanding based upon a 360 day year. This fee is charged on a daily basis which is equal to the Collateral Handling Fee divided by 30, multiplied by the number of days each such Financed Receivable is outstanding, multiplied by the outstanding Financed Receivable Balance. Except as otherwise provided in Section 2.3.1 (b)(i), the Collateral Handling Fee is payable when the Advance made based on such Financed Receivable is payable in accordance with Section 2.3 hereof. In computing Collateral Handling Fees under this Agreement, all Collections received by Bank shall be deemed applied by Bank on account of Obligations three (3) Business Days after receipt of the Collections. After an Event of Default has occurred and is continuing, the Collateral Handling Fee will increase an additional 0.50% effective immediately upon such Event of Default.

2.2.5                     Accounting. After each Reconciliation Period, Bank will provide an accounting of the transactions for that Reconciliation Period, including the amount of all Financed Receivables, all Collections, Adjustments, Finance Charges, Collateral Handling Fee and the Loan Fees. If Borrower does not object to the accounting in writing within thirty (30) days it shall be considered accurate. All Finance Charges and other interest and fees are calculated on the basis of a 360 day year and actual days elapsed.

2.2.6                     Deductions. Bank may deduct fees, Finance Charges, Advances which become due pursuant to Section 2.3, and other amounts due pursuant to this Agreement from any Advances made or Collections received by Bank.

2.2.7                     Lockbox; Account Collection Services.

(a)                                  As and when directed by Bank from time to time, at Bank’s option and at the sole and exclusive discretion of Bank (regardless of whether an Event of Default has occurred), Borrower shall direct each Account Debtor (and each depository institution where proceeds of Accounts are on deposit) to remit payments with respect to the Accounts to a lockbox account established with Bank or to wire transfer payments to a cash collateral account that Bank controls (collectively, the “Lockbox”). It will be considered an immediate Event of Default if the Lockbox is not set-up and operational within thirty (30) days of the Closing Date.

(b)                                 For any time at which such Lockbox is not established, the proceeds of the Accounts shall be paid by the Account Debtors to an address consented to by Bank. Upon receipt by Borrower of such proceeds, Borrower shall immediately transfer and deliver same to Bank, along with a detailed cash receipts journal. Provided no Event of Default exists or an event that with notice or lapse of time will be an Event of Default, (i) if Borrower is not then Streamline Facility Eligible, within three (3) days of receipt of such amounts by Bank, Bank will turn over to Borrower the proceeds of the Accounts other than Collections with respect to Financed Receivables and the amount of Collections in excess of the amounts for which Bank has made an Advance to Borrower, less any amounts due to Bank, such as the Finance Charge, the Loan Fees, payments due to Bank, other fees and expenses, or otherwise (other than with respect to any Financed Receivable that is not currently due), and (ii) if Borrower is then Streamline Facility Eligible, within three (3) days of receipt of such amounts by Bank, Bank will turn over to Borrower the proceeds of the Accounts other than amounts which are necessary to pay to Bank any principal amount due pursuant to Section 2.3.1(b)(ii); provided, however, Bank may hold such excess amount with respect to Financed Receivables as a reserve until the end of the applicable Reconciliation Period if Bank, in its discretion, determines that other Financed Receivable(s) may no longer qualify as an Eligible Account at any time prior to the end of the subject Reconciliation Period. This Section does not impose any affirmative duty on Bank to perform any act other than as specifically set forth herein. All Accounts and the proceeds thereof are Collateral and if an Event of Default occurs, Bank may apply the proceeds of such Accounts to the Obligations.

2.2.8                     Good Faith Deposit. Borrower has paid to Bank a deposit of Twenty-Five Thousand Dollars ($25,000.00) (the “Good Faith Deposit”) to initiate Bank’s due diligence review process. Any portion of the Good Faith Deposit not utilized to pay Bank Expenses shall be applied to the Facility Fee.

2.3                               Repayment of Obligations; Adjustments.

2.3.1                     Repayment.

(a)                                  With respect to Advances made based on specific Eligible Accounts, Borrower will repay each Advance on the earliest of: (i) the date on which payment is received of the Financed Receivable with respect to which the Advance was made, (ii) the date on which the Financed Receivable is no longer an Eligible Account, (iii) the date on which any Adjustment is asserted to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable remains otherwise an Eligible Account), (iv) the date on which there is a breach of any warranty or representation set forth in Section 5.3, or (v) the Maturity Date (including any early termination). Each payment will also include all accrued Finance Charges and Collateral Handling Fees with respect to such Advance and all other amounts then due and payable hereunder.

(b)                                 With respect to Advances made based on Aggregate Eligible Accounts:

(i)            Borrower shall pay to Bank, on the first day of each Reconciliation Period, all accrued Finance Charges and Collateral Handling Fees on the Advances made based on the Aggregate Eligible Accounts;

(ii)           Borrower shall also pay the principal amount of each Advance made based on Aggregate Eligible Accounts on the earliest of: (A) the date the Financed Receivable (or any portion thereof) is no longer an Eligible Account, or an Adjustment has been made to any portion of the Aggregate Eligible Accounts, or any Account comprising the Aggregate Eligible Accounts has been paid by the Account Debtor (but in each case only up to the portion of Advances such that the aggregate Financed Receivable Balance (net of any Accounts that are paid, not Eligible Accounts, or subject to an Adjustment) is not less than 125% of the aggregate Advances made thereon); (B) the date on which there is a breach of any warranty or representation set forth in Section 5.3; (C) the Maturity Date (including any early termination); or (D) as required pursuant to Section 2.1.1(i); and

(iii)          In addition to the foregoing, Borrower hereby authorizes Bank to, up to one (1) time per Reconciliation Period, refinance all outstanding Advances which are made based upon Aggregate Eligible Accounts. Each such refinancing shall consist of the creation of a new “placeholder note” on the books of Bank which evidences the Financed Receivable Balance with respect to all Advances which are outstanding which are based upon Aggregate Eligible Accounts.

2.3.2                     Repayment on Event of Default. When an Event of Default has occurred and is continuing, Borrower will, if Bank demands (or, upon the occurrence of an Event of Default under Section 8.5, immediately without notice or demand from Bank) repay all of the Advances. The demand may, at Bank’s option, include the Advance for each Financed Receivable then outstanding and all accrued Finance Charges, the Early Termination Fee, Collateral Handling Fees, attorneys’ and professional fees, court costs and expenses, and any other Obligations.

2.3.3                     Debit of Accounts. Bank may debit any of Borrower’s deposit accounts for payments or any amounts Borrower owes Bank hereunder. Bank shall promptly notify Borrower when it debits Borrower’s accounts. These debits shall not constitute a set-off.

2.3.4                     Adjustments. If at any time during the term of this Agreement any Account Debtor asserts an Adjustment or if Borrower issues a credit memorandum or if any of the representations, warranties or covenants set forth in Section 5.3 are no longer true in all material respects, Borrower will promptly advise Bank.

2.4                               Power of Attorney. Borrower irrevocably appoints Bank and its successors and assigns as attorney-in-fact and authorizes Bank, to: (a) following the occurrence of an Event of Default, (i) sell, assign, transfer, pledge, compromise, or discharge all or any part of the Financed Receivables; (ii) demand, collect, sue, and give releases to any Account Debtor for monies due and compromise, prosecute, or defend any action, claim, case or proceeding about the Financed Receivables, including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses; and (iii) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; and (b) regardless of whether there has been an Event of Default, (i) notify all Account Debtors to pay Bank directly; (ii) receive, open, and dispose of mail addressed to Borrower; (iii) endorse Borrower’s name on checks or other instruments (to the extent necessary to pay amounts owed pursuant to this Agreement); and (iv) execute on Borrower’s behalf any instruments, documents, financing statements to perfect Bank’s interests in the Financed Receivables and Collateral and do all acts and things necessary or expedient, as determined solely and exclusively by Bank, to protect or preserve, Bank’s rights and remedies under this Agreement, as directed by Bank.

3                                         CONDITIONS OF LOANS

3.1                               Conditions Precedent to Initial Advance. Bank’s agreement to make the initial Advance is subject to the condition precedent that Borrower shall consent to or shall have delivered, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)                                  a certificate of the Secretary of Borrower with respect to articles, bylaws, incumbency and resolutions authorizing the execution and delivery of this Agreement;

(b)                                 the Exim Agreement and evidence of completion of all of the conditions precedent thereto;

(c)                                  the Term Loan Agreement and all of the conditions precedent thereto;

(d)                                 the IP Security Agreement;

(e)                                  Subordination Agreements with Triquint Semiconductor, Inc., Birchmere Ventures III, LP, Eurofund 2000 (Israeli) L.P., Finisar Corporation, Intel Capital Corporation, Jerusalem Venture Partners III, L. P., Jerusalem Venture Partners LP, Morgenthaler Partners VI, LP, Nokia Venture Partners II, LP, Semi Conductor Devices, SFM Domestic Investment LLC, CyOptics II LLC and TL Ventures V Interfund LP;

(f)                                    Perfection Certificate by Borrower;

(g)                                 a legal opinion of Borrower’s counsel (authority/enforceability), in form and substance acceptable to Bank;

(h)                                 Account Control Agreement/ Investment Account Control Agreement;

(i)                                     Unconditional Guaranty, together with resolutions authorizing the same, from each of CyOptics International Holding Co. and CyOptics International Holding LLC;

(j)                                     evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank;

(k)                                  payment of the fees and Bank Expenses then due and payable;

(1)                                  Certificates of Foreign Qualification (as applicable);

(m)                               Certificate of Good Standing/Legal Existence; and

(n)                                 such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2                               Conditions Precedent to all Advances. Bank’s agreement to make each Advance, including the initial Advance, is subject to the following:

(a)                                  receipt of the Advance Request and Invoice Transmittal;

(b)                                 Bank shall have (at its option) conducted the confirmations and verifications as described in Section 2.1.1 (d);

(c)                                  each of the representations and warranties in Section 5 (other than those representations and warranties in Section 5.3) shall be true in all material respects on the date of the Advance Request and Invoice Transmittal and on the effective date of each Advance, other than those representations and warranties expressly referring to a specific date, which shall be true in all material respects as of such date, and no Event of Default shall have occurred and be continuing, or result from the Advance. Each Advance is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 (other than those representations and warranties in Section 5.3) remain true in all material respects, other than those representations and warranties expressly referring to a specific date, which shall be true in all material respects as of such date; and

(d)                                 each of the representations and warranties in Section 5.3 shall be true on the date of the Advance Request and Invoice Transmittal and on the effective date of each Advance, other than those representations and warranties expressly referring to a specific date, which shall be true as of such date, and no Event of Default shall have occurred and be continuing, or result from the Advance. Each Advance is Borrower’s representation and warranty on that date that the representations and warranties in Section 5.3 remain true, other than those representations and warranties expressly referring to a specific date, which shall be true as of such date.

4                                         CREATION OF SECURITY INTEREST

4.1                               Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower warrants and represents that the security interest granted herein shall be (subject to the security interest granted in the Exim Agreement) a first priority security interest in the

Collateral (subject only to Permitted Liens that are permitted to have superior priority to Bank’s security interest).

If the Agreement is terminated, Bank’s lien and security interest in the Collateral granted herein shall continue until Borrower fully satisfies its Obligations (other than inchoate indemnity obligations). Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as this Agreement, the Term Loan Agreement and the Exim Agreement have been terminated, Bank’s Liens in the Collateral shall automatically terminate and all rights therein shall revert to Borrower and Bank shall, at Borrower’s sole cost and expense, deliver such documents and make such filings as Borrower may reasonably request to evidence such termination. If Borrower shall at any time, acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the brief details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.

Notwithstanding the foregoing, it is expressly acknowledged and agreed that the security interest created in this Agreement only with respect to Export-Related Accounts Receivable, Export-Related Inventory and Export-Related General Intangibles (as such terms are defined in the Exim Agreement) is subject to and subordinate to the security interest granted to Bank in the Exim Agreement with respect to such Export-Related Accounts Receivable, Export-Related Inventory and Export-Related General Intangibles.

4.2                               Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions in order to perfect or protect Bank’s interest or rights hereunder, which financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion, and may include a notice that any disposition of the Collateral, by Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.

5                                         REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1                               Due Organization and Authorization. Borrower and each of its Subsidiaries are duly existing and in good standing as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their respective business or ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower (the “Perfection Certificate”). Borrower represents and warrants to Bank that, except as may have been updated by a notification to Bank pursuant to Section 7.2: (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction, except as indicated on the Perfection Certificate; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects. If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any its Subsidiaries or any of their property or assets may be bound, (iv) require any action by, filing, registration, or qualification with, or approval from any Governmental Authority (except such approvals which have already been obtained and are in full force and effect), or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could have a material adverse effect on Borrower’s business.

5.2                               Collateral. Borrower has good title, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. To Borrower’s knowledge (provided, however, such knowledge qualifier shall not apply to Eligible Accounts which are Financed Receivables), the Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as otherwise permitted under this Agreement. None of the components of the Collateral with a value in excess of One Hundred Fifty Thousand Dollars ($150,000.00) in the aggregate shall be maintained at locations other than as provided in the Perfection Certificate or as Borrower has given Bank notice pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral with a value in excess of One Hundred Fifty Thousand Dollars ($150,000.00) in the aggregate to a bailee other than those listed on the Perfection Certificate, then Borrower will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its reasonable discretion.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of its intellectual property, except for non-exclusive licenses granted to its customers in the ordinary course of business. Each patent that is material to Borrower’s business is valid and enforceable, and no part of the intellectual property that is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on Borrower’s business. Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral. Borrower shall provide written notice to Bank within ten (10) days of entering or becoming bound by any such license or agreement (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future.

53                                  Financed Receivables. Borrower represents and warrants for each Financed Receivable:

(a)                                  Each Financed Receivable is an Eligible Account;

(b)                                 Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

(c)                                  The correct amount is on the Advance Request and Invoice Transmittal and is not disputed;

(d)                                 Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Advance Request and Invoice Transmittal date;

(e)                                  Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

(f)                                    There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

(g)                                 Borrower reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

(h)                                 Borrower has not filed or had filed against it Insolvency Proceedings and does not reasonably anticipate any filing;

(i)                                     Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds thereof; and

(j)                                     No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank with respect to a Financed Receivable contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

5.4                               Litigation. There are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened in writing by or against Borrower or any Subsidiary which could reasonably be expected to cause a Material Adverse Change.

5.5                               No Material Deterioration in Financial Statements. All consolidated financial statements for Borrower and any Subsidiary delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6                               Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7                               Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

No certificate, authorization, permit, consent, approval, order, license, exemption from, or filing or registration or qualification with, any Governmental Authority or any Requirement of Law is or will be required to authorize, or is otherwise required in connection with Borrower’s performance of its obligations under the Loan Documents and the creation of the Liens described in and granted by Borrower pursuant to the Loan Documents (except such approvals which have already been obtained and are in full force and effect).

5.8                               Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9                               Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower and its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower; provided that Borrower may defer payment of any contested taxes, so long as Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, and (b) with respect to contested amounts in excess of Fifty Thousand Dollars ($50,000.00), (i) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (ii) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10                        Subsidiaries. Inplane Photonics, Inc. and CyOptics Acquisition Corp., each of which are Subsidiaries of Borrower, will be dissolved or merged into Borrower within thirty (30) days of the Closing Date.

5.11                        Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representations, warranties, or other statements were made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6                                         AFFIRMATIVE COVENANTS

Borrower shall do all of the following until the occurrence of both (a) the Maturity Date, and (b) payment in full of all Obligations:

6.1                               Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing (if applicable) in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which would reasonably be expected to cause a Material Adverse Change.

6.2                               Financial Statements, Reports, Certificates.

(a)                             Deliver to Bank: (1) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than one hundred fifty (150) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) in the event that Borrower’s stock becomes publicly held, within five (5) days of filing, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of Two Hundred Fifty Thousand Dollars ($250,000.00) or more; (v) written notice, together with the monthly Compliance Certificate delivered pursuant to Section 6.2 (b), of any material change in the composition of the Intellectual Property Collateral, or the registration of any copyright, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark not shown in the lP Agreement or knowledge of an event that materially adversely affects the value of the Intellectual Property Collateral; and (vi) budgets, sales projections, operating plans or other financial information reasonably requested by Bank.

(b)                            Within thirty (30) days after the last day of each month, deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit B.

(c)                             Allow Bank to audit Borrower’s Collateral, including, but not limited to, Borrower’s Accounts at Borrower’s expense, upon reasonable notice to Borrower; provided, however, prior to the occurrence and continuance of an Event of Default, Borrower shall be obligated to pay for not more than two (2) audits per year. Borrower hereby acknowledges that the first such audit will be conducted within thirty (30) days after the execution of this Agreement. After the occurrence and during the continuance of an Event of Default, Bank may audit Borrower’s Collateral, including, but not limited to, Borrower’s Accounts and accounts receivable at Borrower’s expense and at Bank’s sole and exclusive discretion and without notification and authorization from Borrower.

(d)                            Upon Bank’s request, provide a written report respecting any Financed Receivable, if payment of any Financed Receivable does not occur by its due date and include the reasons for the delay.

(e)                             Provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, an aged listing of accounts receivable and accounts payable by invoice date, in form reasonably acceptable to Bank.

(f)                               Provide Bank with, as soon as available, but no later than five (5) days following each Reconciliation Period during which any Advances made based upon Aggregate Eligible Accounts were outstanding, and in connection with any request for an Advance based on Aggregate Eligible Accounts, a borrowing base certificate, in form reasonably acceptable to Bank.

(g)                            Provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, a Deferred Revenue report, in form reasonably acceptable to Bank.

(h)                            Immediately upon Borrower ceasing to be Streamline Facility Eligible, provide Bank with a current aging of Accounts and, to the extent not previously delivered to Bank, a copy of the invoice for each Eligible Account and an Advance Request and Invoice Transmittal with respect to each such Account.

(i)                                Provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, a bookings report and a summary of backlog/contractually due payments, in form reasonably acceptable to Bank.

6.3                               Inventory; Returns.  Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Closing Date. Borrower must promptly notify Bank of all Inventory returns, recoveries, disputes and claims that involve more than One Hundred Thousand Dollars ($100,000.00).

6.4                               Taxes.  Make, and cause each of its Subsidiaries to make, timely payment of all foreign, federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting pursuant to the terms of Section 5.9 hereof) and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5                               Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location, and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Five Hundred Thousand Dollars ($500,000.00), in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest (subject only to Permitted Liens that are permitted to have superior priority to Bank’s security interest) and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6                               Accounts.

(a)                                  To permit Bank to monitor Borrower’s financial performance and condition, Borrower, and all Borrower’s domestic Subsidiaries, shall maintain Borrower’s and such domestic Subsidiaries’ primary depository, operating and securities accounts with Bank and Bank’s affiliates, which accounts shall represent at least ninety-five percent (95.0%) of the dollar value of all of Borrower’s and such domestic Subsidiaries’ accounts maintained with or through all financial institutions (excluding (a) certificates of deposit maintained solely to secure letters of credit issued in connection with leases and excluding lease deposits, and (b) until ninety (90) days following the Closing Date, amounts in a lockbox account with Comerica Bank so long as any collected funds in such lockbox are transferred to an account of Borrower with Bank within one (1) Business Day of the date on which such funds are deposited into such lockbox).

(b)                                 Borrower shall obtain Bank’s prior written consent to open any deposit or securities account opened by Borrower with any institution other than Bank. In addition, for each such account that Borrower or Guarantor at any time opens or maintains, Borrower shall, at Bank’s request and option, pursuant to a control agreement in form and substance acceptable to Bank, cause the depository bank or securities intermediary to agree that such account is subject to the control of Bank pursuant to the terms thereof, which control agreement may not be terminated without the prior written consent of Bank. The provisions of this Section 6.6(b) shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees or to certificates of deposit maintained solely to secure letters of credit issued in connection with leases.

6.7                               Protection and Registration of Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property material to Borrower’s business; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent. If Borrower decides to register any copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of its intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement or such other documents as Bank may reasonably request to maintain the perfection and priority of Bank’s security interest in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank evidence of the recording of the intellectual property security agreement necessary for Bank to maintain the perfection and priority of its security interest in such copyrights or mask works. Borrower shall provide written notice to Bank of any application filed by Borrower in the United States Patent and Trademark Office for a patent or to register a trademark or service mark within thirty (30) days after any such filing.

6.8                               Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.9                               Subsidiaries. Provide evidence to Bank, within thirty (30) days of the Closing Date, that Inplane Photonics, Inc. and CyOptics Acquisition Corp., each of which are Subsidiaries of Borrower, have been dissolved or merged into Borrower.

6.10                        Further Assurances. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

7                                         NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent.

7.1                               Dispositions. Convey, sell, lease, transfer, assign or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out, surplus, or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (e) of the assets of any Guarantor to Borrower; (f) of the assets of any Subsidiary that is not a Guarantor to another Subsidiary or to Borrower; (g) of Equipment by Borrower to a Subsidiary in the ordinary course of business with a value not to exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) in the aggregate per fiscal year; and (h) of other assets of Borrower or its Subsidiaries that do not in the aggregate exceed One Hundred Thousand Dollars ($100,000.00) in any fiscal year.

7.2                               Changes in Business, Ownership, Management or Business Locations. Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or such Subsidiary or reasonably related thereto, or have a change in its ownership of greater than fifty percent (50.0%) in one transaction or a series of transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the investment), or have a change in management such that a Key Person departs and a replacement reasonably acceptable to Bank is not made within one hundred twenty (120) days of such Key Person’s departure. Borrower shall not, without at least thirty (30) days prior written notice to Bank: (a) relocate its chief executive office, or add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Twenty- Five Thousand Dollars ($25,000.00) in Borrower’s assets or property), or (b) change its jurisdiction of organization, or (c) change its organizational type, or (d) change its legal name, or (e) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3                               Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person; provided that a Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4                               Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5                               Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens that are permitted to have superior priority to Bank’s security interest), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except for any Loan Document, as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6                               Distributions; Investments. (a) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, and make payments in cash for any fractional shares upon such conversion or in connection with the exercise of warrants or similar securities, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees, directors, or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of One Hundred Thousand Dollars ($100,000.00) per fiscal year.

7.7                               Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) transactions between Borrower and its Subsidiaries not otherwise prohibited under this Agreement, (iii) compensation arrangements and benefit plans for Borrower’s officers and other employees entered into or maintained in the ordinary course of business and (iv) the payment of reasonable fees to, and the reimbursement of reasonable out-of-pocket expenses of, members of Borrower’s Board of Directors.

7.8                               Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank, except as permitted under the terms of the subordination, intercreditor or other similar agreement to which such Subordinated Debt is subject.

7.9                               Compliance. Become regulated as an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Advance for that purpose; fail to meet the minimum funding requirements of ERISA or permit a Reportable Event or Prohibited Transaction, each as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.10                        Cash Balances of Subsidiaries. Permit its Foreign Subsidiaries to maintain cash balances in excess of Five Hundred Thousand Dollars ($500,000.00) in the aggregate.

8                                         EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1                               Payment Default. Borrower fails to pay any of the Obligations when due;

8.2                               Covenant Default. Borrower fails or neglects to perform any obligation in Section 2.2.7, 6.2, or 6.6, or violates any covenant in Section 7 or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period); provided further, however, grace and cure periods provided under this section shall not apply to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain;

8.3                               Material Adverse Change. A Material Adverse Change occurs;

8.4                               Attachment. (a) Any portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (b) the service of process upon Bank or Borrower seeking to attach, by trustee or similar process, any funds of Borrower on deposit with Bank, or any entity under the control of Bank (including a subsidiary); (c) Borrower is enjoined, restrained, or prevented by court order from conducting any part of its business; (d) a judgment or other claim in excess of One Hundred Thousand Dollars ($100,000.00) becomes a Lien on a portion of Borrower’s assets and such Lien is not removed within ten (10) days; or (e) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) days after Borrower receives notice;

8.5                               Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Advances shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6                               Other Agreements. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) or that could result in a Material Adverse Change;

8.7                               Judgments. A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000.00) (not covered by independent third-party insurance as to which liability has been accepted by the insurance carrier) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Advances will be made prior to the satisfaction or stay of such judgment);

8.8                               Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made or deemed made;

8.9                               Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination agreement, intercreditor, or other similar agreement with Bank, or any creditor that has signed subordination agreement with Bank breaches any terms of the subordination agreement;

8.10                        Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; or (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; or (c) any material misrepresentation or material misstatement exists now or later in any warranty or representation in any guaranty of the Obligations or in any certificate delivered to Bank in connection with the guaranty; or (d) any circumstance described in Section 7, or Sections 8.3, 8.4, 8.5 or 8.7 occurs with respect to any Guarantor or in the value of such collateral, or (e) the death, liquidation, winding up, termination of existence, or insolvency of any Guarantor other than in accordance with the terms of this Agreement;

8.11                        Exim Default. The occurrence of an Event of Default (as such term is defined in the Exim Agreement) under the Exim Agreement; or

8.12                        Term Loan Default. The occurrence of an Event of Default (as such term is defined in the Term Loan Agreement) under the Term Loan Agreement.

9                                         BANK’S RIGHTS AND REMEDIES

9.1                               Rights and Remedies. When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)                                  declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)                                 stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)                                  demand that Borrower (i) deposit cash with Bank in an amount equal to the aggregate amount of any letters of credit that are outstanding but undrawn, as collateral security for the repayment of any future drawings under such letters of credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any letters of credit;

(d)                                 settle or adjust disputes and claims directly with Account Debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Borrower money of Bank’s security interest in such funds and verify the amount of such account. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

(e)                                  make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if

Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(f)                                    apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(g)                                 ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(h)                                 place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;

(i)                                     exercise all rights and remedies and dispose of the Collateral according to the Code; and

(j)                                     demand and receive possession of Borrower’s Books.

9.2                               Bank Expenses; Unpaid Fees. If Borrower fails to obtain insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or by any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable effort to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.3                               Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of Collateral in possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral other than any loss, damage or destruction directly caused by the gross negligence or willful misconduct of Bank or its employees.

9.4                               Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.5                               Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10                                  NOTICES.

Notices or demands by either party about this Agreement must be in writing and personally delivered or sent by an overnight delivery service, by certified mail postage prepaid return receipt requested, or by fax to the addresses listed at the beginning of this Agreement. A party may change notice address by written notice to the other party.

11                                  CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

Massachusetts law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Massachusetts; provided, however, that if for any reason Bank cannot avail itself of such courts in the Commonwealth of Massachusetts, Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE BANK’S RIGHTS AGAINST BORROWER OR ITS PROPERTY. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12                                  GENERAL PROVISIONS

12.1                        Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or Obligations under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement.

12.2        Indemnification. Borrower agrees to indemnify, defend, and hold Bank and its officers, directors, employees, agents, attorneys or any other Person affiliated with or representing Bank (each an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses or Bank Expenses directly caused by an Indemnified Person’s gross negligence or willful misconduct.

12.3        Right of Set-Off. Borrower hereby grants to Bank, a right of set-off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.4        Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5        Severability of Provision. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6        Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7        Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.8        Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9        Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Advances (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order, (d) to Bank’s regulators or as otherwise in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

13           DEFINITIONS

13.1        Definitions. In this Agreement:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is as defined in the Code and shall include, without limitation, any person liable on any Financed Receivable, such as, a guarantor of the Financed Receivable and any issuer of a letter of credit or banker’s acceptance.

“Adjustments” are all discounts, allowances, returns, disputes, counterclaims, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor for any Financed Receivable.

“Advance” is defined in Section 2.1.1.

“Advance Rate” is (a) with respect to Advances made based upon Eligible Accounts, eighty percent (80.0%), net of any offsets related to each specific Account Debtor including, without limitation, Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1, and (b) with respect to Advances made based upon Aggregate Eligible Accounts, eighty percent (80.0%), net of any offsets related to each specific Account Debtor, other than Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1.

“Advance Request and Invoice Transmittal” shows Eligible Accounts and/or Aggregate Eligible Accounts which Bank may finance and, for each such Account, includes the Account Debtor’s, name, address, invoice amount, invoice date and invoice number.

“Affiliate” is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Aggregate Eligible Accounts” is defined in Section 2.1.1.

“Anniversary Fee” is defined in Section 2.2.2.

“Applicable Rate” is a per annum rate equal to the Prime Rate plus two percent (2.0%); provided, however, for any Subject Month (as of the first calendar day of such month), to the extent that Borrower maintained Liquidity of at least Two Million Five Hundred Thousand Dollars ($2,500,000.00) at all times during the applicable Testing Month, the Applicable Rate shall be a per annum rate equal to the Prime Rate plus one and three-quarters of one percent (1.75%); provided further, however, for any Subject Month (as of the first calendar day of such month), to the extent that Borrower maintained Liquidity of greater than Four Million Dollars ($4,000,000.00) at all times during the applicable Testing Month, the Applicable Rate shall be a per annum rate equal to the Prime Rate plus one and one-half of one percent (1.50%).

“Bank Expenses” are all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Closing Date” is the date of this Agreement.

“Code” is the Uniform Commercial Code as adopted in Massachusetts, as amended and as may be amended and in effect from time to time.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Handling Fee” is defined in Section 2.2.4.

“Collections” are (a) all funds received by Bank from or on behalf of an Account Debtor for Financed Receivables, and (b) the monthly refinancing by Bank, to be completed at Bank’s discretion pursuant to Section 2.3.1 (b)(iii), of all outstanding Advances which are based upon Aggregate Eligible Accounts.

“Compliance Certificate” is attached as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Credit Extension” is any Advance, or any other extension of credit by Bank for Borrower’s benefit.

“Deferred Revenue” is all amounts received or invoiced, as appropriate, in advance of performance under contracts and not yet recognized as revenue.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Early Termination Fee” is defused in Section 2.1.1.

“Eligible Accounts” are billed Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3, have been, at the option of Bank, confirmed in accordance with Section 2.1.1 (d), and are due and owing from Account Debtors deemed creditworthy by Bank in its sole discretion. Without limiting the fact that the determination of which Accounts are eligible hereunder is a matter of Bank discretion in each instance, Eligible Accounts shall not include the following Accounts (which listing may be amended or changed in Bank’s discretion with notice to Borrower):

(a)           Accounts that the Account Debtor has not paid within ninety (90) days of invoice date;

(b)           Accounts for which the Account Debtor does not have its principal place of business in the United States, unless agreed to by Bank in writing, in its sole discretion, on a case-by-case basis;

(c)           Accounts for which the Account Debtor is a federal, state or local government entity or any department, agency, or instrumentality thereof except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U. S. C. 3727);

(d)           Accounts for which Borrower owes the Account Debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(e)           Accounts in respect of unfulfilled contractual billings of Borrower (including, without limitation, pre-bill accounts and milestone accounts), other than, with respect to Advances made based upon Aggregate Eligible Accounts only, Deferred Revenue;

(f)            Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if the Account Debtor’s payment may be conditional;

(g)           Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(h)           Accounts in which the Account Debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(i)            for any time at which Borrower is Streamline Facility Eligible, Accounts which are Financed Receivables based upon Eligible Accounts;

(j)            for any time at which Borrower is Streamline Facility Eligible, Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed thirty-five percent (35.0%) of all Accounts, for the amounts that exceed that percentage, unless otherwise approved by Bank in writing; and

(k)           Accounts for which Bank reasonably determines collection to be doubtful or any Accounts which are unacceptable to Bank for any reason.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Events of Default” are set forth in Article 8.

“Exim Agreement” is a certain Export-Import Bank Loan and Security Agreement dated as of the Closing Date by and between Bank and Borrower, and all documents, instruments and agreements executed in connection therewith, as each may be amended from time to time.

“Facility Amount” is Seventeen Million Five Hundred Thousand Dollars ($17,500,000.00).

“Facility Fee” is defined in Section 2.2.2.

“Finance Charges” is defined in Section 2.2.3.

“Financed Receivables” are all those Eligible Accounts and Aggregate Eligible Accounts, including their proceeds which Bank finances and makes an Advance, as set forth in Section 2.1.1. A Financed Receivable stops being a Financed Receivable (but remains Collateral) when the Advance made for the Financed Receivable has been fully paid.

“Financed Receivable Balance” is the total outstanding gross face amount, at any time, of any Financed Receivable.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“GAAP” is generally accepted accounting principles.

“Good Faith Deposit” is defined in Section 2.2.8.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations including, without limitation, CyOptics International Holding Co. and CyOptics International Holding LLC.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” is defined in the IP Agreement.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IP Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Borrower to Bank.

“Key Person” is either of Borrower’s Chief Executive Officer and Chief Financial Officer.

 “Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Liquidity” is the aggregate amount of Borrower’s unrestricted and unencumbered cash and investments with Bank or Bank’s affiliates.

“Loan Documents” are, collectively, this Agreement, the EXIM Agreement, the Term Loan Agreement, the IP Agreement, any note, or notes or guaranties executed by Borrower or Guarantor, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

“Loan Fees” is defined in Section 2.2.2.

“Lockbox” is defined in Section 2.2.7.

“Material Adverse Change” is: (a) a material impairment in the perfection or priority of Bank’s security interest in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” is two (2) years from the Closing Date.

“Minimum Finance Charge” is an amount equal to the amount of Finance Charges and Collateral Handling Fees Bank would have earned in any fiscal quarter if the principal amount of outstanding Advances during such quarter averaged Two Million Dollars ($2,000,000.00). For purposes of this calculation, the highest Applicable Rate in effect at any time during such quarter shall used in calculating the Minimum Finance Charge for the entire quarter.

“Obligations” are all advances, liabilities, obligations, covenants and duties owing, arising, due or payable by Borrower to Bank now or later under this Agreement, the Exim Agreement, the Term Loan Agreement, or any other document, instrument or agreement, account (including those acquired by assignment) primary or secondary, such as all Advances, Finance Charges, Loan Fees, Early Termination Fee, Collateral Handling Fee, interest, fees, expenses, professional fees and attorneys’ fees, or other amounts now or hereafter owing by Borrower to Bank.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a)          Borrower’s indebtedness to Bank under this Agreement or the Loan Documents;

(b)         Subordinated Debt;

(c)          Indebtedness to trade creditors incurred in the ordinary course of business;

(d)         Indebtedness secured by Permitted Liens;

(e)          Indebtedness existing on the Closing Date which is disclosed in the Perfection Certificate;

(f)          Indebtedness of any Subsidiary that is not a Guarantor to another Subsidiary that is not a Guarantor, and Indebtedness of any Subsidiary to Borrower for amounts otherwise constituting a Permitted Investment;

(g)         Indebtedness arising under (i) any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement or arrangement which is for the purpose of managing or hedging the foreign currency risk associated with Borrower’s and its Subsidiaries’ operation and not for speculative purposes, and (ii) any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of managing the interest rate exposure or interest rate risk associated with Borrower’s and its Subsidiaries’ operation and not for speculative purposes;

(h)         Other Indebtedness of Borrower or any Subsidiary in an aggregate principal amount not to exceed One Hundred Thousand Dollars ($100,000.00) at any time outstanding; and

(i)           Extensions, refinancings and renewals of any items of Permitted Indebtedness listed in (a) through (h) above, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are: (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any state maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (iii) certificates of deposit issued maturing no more than 1 year after issue, (iv) money market funds at least ninety-five percent (95%) of the assets of which constitute Permitted Investments of the kinds described in clauses (i) through (iii) of this definition, (v) any other investments administered through Bank, (vi) Investments in Borrower’s Foreign Subsidiaries for the ordinary and necessary current operating expenses of such Foreign Subsidiaries, provided, however, such Investments shall only be permitted if, at the time of any such Investment, the aggregate cash balances in all of Borrower’s Foreign Subsidiaries both before and after any such Investment does not exceed Five Hundred Thousand Dollars ($500,000.00), (vii) Investments accepted in connection with Transfers permitted under Section 7.1, (viii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s or a Subsidiary’s business; (ix) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (ix) shall not apply to Investments of Borrower in any Subsidiary; (x) Investments consisting of (a) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business and (b) loans to employees, officers or directors relating the to the purchase of equity securities of Borrower or its Subsidiaries pursuant to stock purchase plans or agreements approved by Borrower’s Board of Directors, (xi) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate in any fiscal year; (xii) Investments existing on the Closing Date which are disclosed in the Perfection Certificate (but excluding any Investments made in Subsidiaries on or after the Closing Date); (xiii) Investments by a Subsidiary in Borrower (but excluding any Investments which result in a debt obligation of Borrower to any Subsidiary); and (xiv) other Investments of Borrower or any Subsidiary in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000.00) per fiscal year.

“Permitted Liens” are:

(a)           Liens arising under this Agreement or other Loan Documents;

(b)           Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)           Purchase money Liens securing no more than Five Hundred Thousand Dollars ($500,000.00) in the aggregate amount outstanding (i) on equipment (and additions, accessions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by Borrower incurred for financing the acquisition of the equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and additions, accessions, parts, replacements, fixtures, improvements and attachments thereto and the proceeds of the equipment;

(d)           Leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses permit granting Bank a security interest;

(e)           Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (d), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(f)            Liens existing on the Closing Date which are disclosed in the Perfection Certificate (excluding Liens to be satisfied with the proceeds of the initial Growth Capital Advance (as defined in the Term Loan Agreement));

(g)           Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(h)           Liens in favor of (i) other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Bank has a first priority perfected security interest in the amounts held in such deposit and/or securities accounts, and (ii) other financial institutions arising in connection with a Foreign Subsidiary’s deposit and/or securities accounts held at such institutions;

(i)            Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and Equipment, securing liabilities in the aggregate amount not to exceed Fifty Thousand Dollars ($50,000.00), and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(j)            easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Borrower or any applicable Subsidiary;

(k)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(1)           purported Liens evidenced by the filing of precautionary financing statements relating solely to operating leases of personal property;

(m)          Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums;

(n)           Liens in connection with deposits or letters of credit issued as security for offices leases;

(o)           Liens existing on assets at the time such assets are or the Person owning such assets is acquired by Borrower or a Subsidiary in a transaction permitted by Section 7.3 so tong as such Liens do not extend to any other property of Borrower or such Subsidiary and that such Lien was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such property was acquired; and

(p)           Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default hereunder.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is a rate equal to the greater of (a) six percent (6.0%), and (b) Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Reconciliation Period” is each calendar month.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is each of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Streamline Facility Eligible” means, for any Subject Month (as of the first calendar day of such month), Borrower had Liquidity at all times during the applicable Testing Month of at least the greater of (a) Four Million Dollars ($4,000,000.00), and (b) the product of (i) negative one (-1) multiplied by (ii) Borrower’s EBITDA for the six-month period ending at the last day of the applicable Testing Month.

“Subject Month” is the month which is two (2) calendar months after any Testing Month.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s debt to Bank (pursuant to a subordination agreement entered into between Bank, Borrower and the subordinated creditor), on terms acceptable to Bank.

“Subsidiary” is any Person, corporation, partnership, limited liability company, joint venture, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person.

“Term Loan Agreement” is a certain Loan and Security Agreement (Growth Capital Facility) dated as of the Closing Date by and between Bank and Borrower, and all documents, instruments and agreements executed in connection therewith, as each may be amended from time to time.

“Testing Month” is any month with respect to which Bank has tested Borrower’s Liquidity in order to determine the Collateral Handling Fee in Section 2.2.4, the Applicable Rate, or if Borrower is Streamline Facility Eligible.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this; Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first above written.

BORROWER:

CYOPTICS, INC.

By:	/s/ Matt Riley
Name:	Matt Riley
Title:	CFO

BANK:

SILICON VALLEY BANK

By:	/s/ Andrew A. Rico
Name:	Andrew A. Rico
Title:	Sr. Vice President

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following:

All goods, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including payment intangibles) accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; trade styles, trade names, any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damages by way of any past, present and future infringement of any of the foregoing; and

All Borrower’s books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include, whether now owned or hereafter acquired, (a) more than sixty-five percent (65.0%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Subsidiary not organized in the United States or any state thereof which shares entitle the holder thereof to vote for directors or any other matter, (b) certificates of deposit maintained solely to secure letters of credit issued in connection with leases, and (c) Equipment subject to a lien described in clause (c) of the definition of Permitted Liens (but only until such lien is released and only to the extent that Borrower is prohibited from granting Bank a lien in such Equipment).

EXHIBIT B

A Member of SVB Financial Group

SPECIALTY FINANCE DIVISION

Compliance Certificate

I, an authorized officer of CYOPTICS, INC. (“Borrower”) certify under the Loan and Security Agreement (the “Agreement”) between Borrower and Silicon Valley Bank (“Bank”) as follows (all capitalized terms used herein shall have the meaning set forth in the Agreement):

Borrower represents and warrants for each Financed Receivable:

Each Financed Receivable is an Eligible Account.

Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

The correct amount is on the Advance Request and Invoice Transmittal and is not disputed;

Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Advance Request and Invoice Transmittal date;

Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

It reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

It has not filed or had filed against it Insolvency Proceedings and does not reasonably anticipate any filing;

Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds thereof.

No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank with respect to a Financed Receivable contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

Additionally, Borrower represents and warrants as follows:

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business or operations.

Borrower has good title to the Collateral, free of Liens except Permitted Liens. All inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is not regulated as an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

All other representations and warranties in the Agreement are true and correct in all material respects on this date, provided that those representations and warranties expressly referring to a specific date shall be true as of such date, and Borrower represents that there is no existing Event of Default.

Stream Line Facility Eligibility

	Required		Actual	Eligible

Liquidity	$	*	$	Yes No

*As set forth in the definition of Streamline Facility Eligible.

Determination of Pricing

	Required		Actual	Pricing Level

Liquidity	$	**	$
Collateral Handling Fee

Applicable Rate

**As set forth in Section 2.2.4 and the definition of Applicable Rate.

Sincerely,

Signature

Title

Date

FIRST LOAN MODIFICATION AGREEMENT

(WORKING CAPITAL LINE OF CREDIT)

This First Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of                        , 2008, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (“Bank”) and CYOPTICS, INC., a Delaware corporation with its chief executive office located at 9999 Hamilton Boulevard, Breinigsville, Pennsylvania 18031 (“Borrower”).

1.                                       DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of January 4, 2008, evidenced by, among other documents, a certain Loan and Security Agreement (working capital line of credit) dated as of May 21, 2008, between Borrower and Bank (the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2.                                       DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as defined in the Loan Agreement and the Intellectual Property Collateral as defined in that certain Intellectual Property Security Agreement dated as of May 21, 2008, between Borrower and Bank (the “IP Agreement” and, together with the Loan Agreement and any other collateral security granted to Bank, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.                                       DESCRIPTION OF CHANGE IN TERMS.

A.                                   Modification to Loan Agreement.

1                                          The Loan Agreement shall be amended by deleting the following definition appearing in Section 13.1 thereof:

“                                          “Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.”

and inserting in lieu thereof the following:

“                                          “Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary. Notwithstanding the foregoing, “Foreign Subsidiary” shall not include PGT Photonics S.p.A.”

4.                                       FEES. Borrower shall pay to Bank a modification fee equal to Three Thousand Dollars ($3,000.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5.                                       RATIFICATION OF IP AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the IP Agreement, and acknowledges, confirms and agrees that said IP Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in said IP Agreement, shall remain in full force and effect.

6.                                       RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of May 21, 2008 between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information above Borrower provided to Bank in the Perfection Certificate have not changed, as of the date hereof.

7.                                       CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8.                                       RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9.                                       NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10.                                 CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11.                                 COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

[The remainder of this page is intentionally left blank]

This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above,

BORROWER:		BANK:

CYOPTICS, INC.		SILICON VALLEY BANK

By:	/s/ Matt Riley	By:	/s/ Kate Leland

Name:	Matt Riley	Name:	Kate Leland

Title:	CFO	Title:	VP

The undersigned, CyOptics International Holding Co., ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Unconditional Guaranty dated as of May 21, 2008 (as amended, the “Co. Guaranty”) and acknowledges, confirms and agrees that the Co. Guaranty shall remain in full force and effect and shall in no way be limited by the execution of this Loan Modification Agreement, or any other documents, instruments and/or agreements executed and/or delivered in connection herewith.

CYOPTICS INTERNATIONAL HOLDING CO.

By:	/s/ Matt Riley

Name:	Matt Riley

Title:	CFO

The undersigned, CyOptics International Holding LLC, ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Unconditional Guaranty dated as of May 21, 2008 (as amended, the “LLC Guaranty”) and acknowledges, confirms and agrees that the LLC Guaranty shall remain in full force and effect and shall in no way be limited by the execution of this Loan Modification Agreement, or any other documents, instruments and/or agreements executed and/or delivered in connection herewith.

CYOPTICS INTERNATIONAL HOLDING LLC

By:	/s/ Matt Riley

Name:	Matt Riley

Title:	CFO

SECOND LOAN MODIFICATION AGREEMENT

(WORKING CAPITAL LINE OF CREDIT)

This Second Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of December 31, 2009, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (“Bank”) and CYOPTICS, INC., a Delaware corporation with its chief executive office located at 9999 Hamilton Boulevard, Breinigsville, Pennsylvania 18031 (“Borrower”).

1.             DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of May 21, 2008, evidenced by, among other documents, a certain Loan and Security Agreement (working capital line of credit) dated as of May 21, 2008, between Borrower and Bank, as amended by a certain First Loan Modification Agreement dated as of July 18, 2008 (the “Loan Agreement”).  Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2.             DESCRIPTION OF COLLATERAL.  Repayment of the Obligations is secured by the Collateral as defined in the Loan Agreement and the Intellectual Property Collateral as defined in that certain Intellectual Property Security Agreement dated as of May 21, 2008, between Borrower and Bank, as amended by that certain First Amendment to Intellectual Property Security Agreement dated as of even date herewith (as amended, the “IP Agreement” and, together with the Loan Agreement and any other collateral security granted to Bank, the “Security Documents”).  Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.             DESCRIPTION OF CHANGE IN TERMS.

A.                                   Modifications to Loan Agreement.

1                                          The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.2.2 thereof:

“The Facility Fee and the Anniversary Fee are hereinafter collectively referred to as the “Loan Fees”.”

and inserting in lieu thereof the following:

“              (c)           A fully earned, non-refundable anniversary fee of One Hundred Forty Thousand Dollars ($140,000.00) (the “2009 Anniversary Fee”) shall be earned as of the 2009 Effective Date, and shall be due and payable as follows: (i) Seventy Thousand Dollars ($70,000.00) is due and payable on the date that is one (1) year from the 2009 Effective Date, and (ii) Seventy Thousand Dollars ($70,000.00) is due and payable on the date that is eighteen (18) months from the 2009 Effective Date.

The Facility Fee, the Anniversary Fee and the 2009 Anniversary Fee are hereinafter collectively referred to as the “Loan Fees”.”

2                                          The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.2(c) thereof:

“Allow Bank to audit Borrower’s Collateral, including, but not limited to, Borrower’s Accounts at Borrower’s expense, upon reasonable notice to Borrower; provided, however, prior to the occurrence and continuance of an Event of Default, Borrower shall be obligated to pay for not more than two (2) audits per year.”

and inserting in lieu thereof the following:

“Allow Bank to audit Borrower’s Collateral, including, but not limited to, Borrower’s Accounts at Borrower’s expense, upon reasonable notice to Borrower; provided, however, prior to the occurrence and continuance of an Event of Default, Borrower shall be obligated to pay for not more than one (1) audit per calendar quarter.”

3                                          The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.2 thereof:

“              (e)           Provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, an aged listing of accounts receivable and accounts payable by invoice date, in form reasonably acceptable to Bank.”

and inserting in lieu thereof the following:

“              (e)           Provide Bank with, on a weekly basis on Monday of each week, an aged listing of accounts receivable and accounts payable by invoice date, in form reasonably acceptable to Bank.”

4                                          The Loan Agreement shall be amended by inserting the following new text, appearing at the end of Section 6.2 thereof:

“              (j)            Borrower shall deliver to Bank, as soon as available, but no later than thirty (30) days following each Reconciliation Period, a listing of Borrower’s purchase orders, in form acceptable to Bank in its sole discretion.”

5                                          The Loan Agreement shall be amended by inserting the following new definitions appearing alphabetically in Section 13.1 thereof:

“              “2009 Anniversary Fee” is defined in Section 2.2.2.”

“              “2009 Effective Date” is December 31, 2009.”

6                                          The Loan Agreement shall be amended by deleting the following definitions appearing in Section 13.1 thereof:

“              “Maturity Date” is two (2) years from the Closing Date.”

“              “Prime Rate” is a rate equal to the greater of (a) six percent (6.0%), and (b) Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.”

and inserting in lieu thereof the following:

“              “Maturity Date” is December 29, 2011.”

“              “Prime Rate” is a rate equal to the greater of (a) five percent (5.0%), and (b) Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.”

4.             FEES.  Borrower shall pay to Bank a modification fee equal to Eighty One Thousand Six Hundred Dollars ($81,600.00), which fee shall be deemed fully earned as of the date hereof and shall be due and payable on May 20, 2010.  Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5.             RATIFICATION OF IP AGREEMENT.  Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the IP Agreement, and acknowledges, confirms and agrees that said IP Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in said IP Agreement, and shall remain in full force and effect.

6.             RATIFICATION OF PERFECTION CERTIFICATE.  Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of August 21, 2008 between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information Borrower provided to Bank in the Perfection Certificate have not changed, as of the date hereof.

7.             CONSISTENT CHANGES.  The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8.             RATIFICATION OF LOAN DOCUMENTS.  Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9.             NO DEFENSES OF BORROWER.  Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10.           CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents.  Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect.  Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations.  Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations.  It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing.  No maker will be released by virtue of this Loan Modification Agreement.

11.           COUNTERSIGNATURE.  This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

[The remainder of this page is intentionally left blank]

This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:		BANK:

CYOPTICS, INC.		SILICON VALLEY BANK

By:	/s/ Ed J. Coringrato	By:	/s/ Kate Leland

Name:	Ed J. Coringrato	Name:	Kate Leland

Title:	CEO	Title:	Vice President

The undersigned, CyOptics International Holding Co., ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Unconditional Guaranty dated as of May 21, 2008 (as amended, the “Co. Guaranty”) and acknowledges, confirms and agrees that the Co. Guaranty shall remain in full force and effect and shall in no way be limited by the execution of this Loan Modification Agreement, or any other documents, instruments and/or agreements executed and/or delivered in connection herewith.

CYOPTICS INTERNATIONAL HOLDING CO.

By:	/s/ Ed J. Coringrato

Name:	Ed J. Coringrato

Title:	CEO

The undersigned, CyOptics International Holding LLC, ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Unconditional Guaranty dated as of May 21, 2008 (as amended, the “LLC Guaranty”) and acknowledges, confirms and agrees that the LLC Guaranty shall remain in full force and effect and shall in no way be limited by the execution of this Loan Modification Agreement, or any other documents, instruments and/or agreements executed and/or delivered in connection herewith.

CYOPTICS INTERNATIONAL HOLDING LLC

By:	/s/ Ed J. Coringrato

Name:	Ed J. Coringrato

Title:	CEO

THIRD LOAN MODIFICATION AGREEMENT

(WORKING CAPITAL LINE OF CREDIT)

This Third Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of June         , 2011, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“Bank”) and CYOPTICS, INC., a Delaware corporation with its chief executive office located at 9999 Hamilton Boulevard, Breinigsville, Pennsylvania 18031 (“Borrower”).

1.                                       DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of May 21, 2008, evidenced by, among other documents, a certain Loan and Security Agreement (working capital line of credit) dated as of May 21, 2008, between Borrower and Bank, as amended by a certain First Loan Modification Agreement dated as of July 18, 2008, and as further amended by a certain Second Loan Modification Agreement dated as of December 31, 2009 (as amended, the “Loan Agreement”).  Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2.                                       DESCRIPTION OF COLLATERAL.  Repayment of the Obligations is secured by the Collateral as defined in the Loan Agreement and the Intellectual Property Collateral as defined in that certain Intellectual Property Security Agreement dated as of May 21, 2008, between Borrower and Bank, as amended by that certain First Amendment to Intellectual Property Security Agreement dated as of December 31, 2009 (as amended, the “IP Agreement” and, together with the Loan Agreement and any other collateral security granted to Bank, the “Security Documents”).  Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.                                       DESCRIPTION OF CHANGE IN TERMS.

A.                                   Modifications to Loan Agreement.

1                                          The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.1.1(b) thereof:

“In addition, the aggregate amount of Advances outstanding at any time hereunder, together with the Aggregate Amount of Advances (as defined in the EXIM Agreement) outstanding at any time pursuant to the EXIM Agreement, may not exceed Fourteen Million Dollars ($14,000,000.00).”

and inserting in lieu thereof the following:

“In addition, the aggregate amount of Advances outstanding at any time hereunder, together with the Aggregate Amount of Advances (as defined in the EXIM Agreement) outstanding at any time pursuant to the EXIM Agreement, may not exceed Twenty Million Dollars ($20,000,000.00).”

2                                          The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.1.1(f) thereof:

“If this Agreement is terminated for any reason prior to the Maturity Date, and at such time the Exim Agreement and the Term Loan Agreement have been terminated or have matured pursuant to their terms, Borrower shall pay to Bank a termination fee in an amount equal to One Hundred Fifty Thousand Dollars

($150,000.00) (the “Early Termination Fee”); provided that, in no event shall the Early Termination Fee and/or the Prepayment Fee (as defined in the Term Loan Agreement) paid by Borrower under this Agreement, the Exim Agreement and the Term Loan Agreement exceed, in the aggregate, One Hundred Fifty Thousand Dollars ($150,000.00).  The Early Termination Fee shall be due and payable on the effective date of such termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.  Notwithstanding the foregoing, Bank agrees to waive the Early Termination Fee if Bank agrees to refinance and redocument this Agreement under another division of Bank (in its sole and exclusive discretion) prior to the Maturity Date.”

3                                          The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.2.2 thereof:

“                                          The Facility Fee, the Anniversary Fee and the 2009 Anniversary Fee are hereinafter collectively referred to as the “Loan Fees”.”

and inserting in lieu thereof the following:

“                                          (d)                                 A fully earned, non-refundable anniversary fee of Seventy Thousand Dollars ($70,000.00) (the “2011 Anniversary Fee”) shall be earned as of the 2011 Effective Date, and shall be due and payable on December 28, 2012.

The Facility Fee, the Anniversary Fee, the 2009 Anniversary Fee and the 2011 Anniversary Fee are hereinafter collectively referred to as the “Loan Fees”.”

4                                          The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.2.3 thereof:

“In computing Finance Charges on the Obligations under this Agreement, all Collections received by Bank shall be deemed applied by Bank on account of the Obligations three (3) Business Days after receipt of the Collections.  Borrower will pay a finance charge (the “Finance Charge”) on each Financed Receivable which is equal to the Applicable Rate divided by 360 multiplied by the number of days each such Financed Receivable is outstanding multiplied by the outstanding Financed Receivable Balance.  Except as otherwise provided in Section 2.3.1(b)(i), the Finance Charge is payable when the Advance made based on such Financed Receivable is payable in accordance with Section 2.3 hereof.  After an Event of Default has occurred and is continuing, the Applicable Rate will increase an additional five percent (5.0%) per annum effective immediately upon the occurrence of such Event of Default.  In the event that the aggregate amount of Finance Charges and Collateral Handling Fees earned by Bank under this Agreement and the Exim Agreement in any fiscal quarter is less than the Minimum Finance Charge, Borrower shall pay to Bank an additional Finance Charge equal to (i) the Minimum Finance Charge minus (ii) the aggregate amount of all Finance Charges and Collateral Handling Fees earned by Bank in such fiscal quarter.  Such additional Finance Charge shall be payable on the first day of the next fiscal quarter.”

and inserting in lieu thereof the following:

“In computing Finance Charges on the Obligations under this Agreement, all Collections received by Bank shall be deemed applied by Bank on account of the Obligations on the day of receipt of the Collections.  Borrower will pay a finance charge (the “Finance Charge”) on each Financed Receivable which is equal to the Applicable Rate divided by 360 multiplied by the number of days each such Financed Receivable is outstanding multiplied by (a) prior to the 2011 Effective Date, the outstanding Financed Receivable Balance, and (b) on and after the 2011 Effective Date, (i) with respect to Advances based upon Aggregate Eligible Accounts, the outstanding Account Balance, and (ii) with respect to Advances based upon Eligible Accounts, the outstanding Financed Receivable Balance.  Except as otherwise provided in Section 2.3.1(b)(i), the Finance Charge is payable when the Advance made based on such Financed Receivable is payable in accordance with Section 2.3 hereof.  After an Event of Default has occurred and is continuing, the Applicable Rate will increase an additional five percent (5.0%) per annum effective immediately upon the occurrence of such Event of Default.”

5                                          The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.2.4 thereof:

“Borrower will pay to Bank a collateral handling fee equal to 0.50% per month of the Financed Receivable Balance for each Financed Receivable outstanding based upon a 360 day year (the “Collateral Handling Fee”); provided, however, for any Subject Month (as of the first calendar day of such month), to the extent that Borrower maintained Liquidity of at least Two Million Five Hundred Thousand Dollars ($2,500,000.00) at all times during the applicable Testing Month, the Collateral Handling Fee shall be equal to 0.35% per month of the Financed Receivable Balance for each Financed Receivable outstanding based upon a 360 day year; provided further, however, for any Subject Month (as of the first calendar day of such month), to the extent that Borrower maintained Liquidity of greater than Four Million Dollars ($4,000,000.00) at all times during the applicable Testing Month, the Collateral Handling Fee shall be equal to 0.10% per month of the Financed Receivable Balance for each Financed Receivable outstanding based upon a 360 day year.  This fee is charged on a daily basis which is equal to the Collateral Handling Fee divided by 30, multiplied by the number of days each such Financed Receivable is outstanding, multiplied by the outstanding Financed Receivable Balance.  Except as otherwise provided in Section 2.3.1(b)(i), the Collateral Handling Fee is payable when the Advance made based on such Financed Receivable is payable in accordance with Section 2.3 hereof.  In computing Collateral Handling Fees under this Agreement, all Collections received by Bank shall be deemed applied by Bank on account of Obligations three (3) Business Days after receipt of the Collections.”

and inserting in lieu thereof the following:

“With respect to Financed Receivables based upon Eligible Accounts, Borrower will pay to Bank a collateral handling fee equal to 0.10% per month of the outstanding Financed Receivable Balance for each such Financed Receivable outstanding based upon a 360 day year (the “Collateral Handling Fee”).  This fee is charged on a daily basis which is equal to the Collateral Handling Fee divided by 30, multiplied by the number of days each such Financed Receivable is outstanding, multiplied by the outstanding Financed Receivable Balance.  The

Collateral Handling Fee is payable when the Advance made based on such Financed Receivable is payable in accordance with Section 2.3 hereof.  In computing Collateral Handling Fees under this Agreement, all Collections received by Bank shall be deemed applied by Bank on account of Obligations on the day of receipt of the Collections.”

6                                          The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.3.1(b) thereof:

“                                          (i)                                     Borrower shall pay to Bank, on the first day of each Reconciliation Period, all accrued Finance Charges and Collateral Handling Fees on the Advances made based on the Aggregate Eligible Accounts;”

and inserting in lieu thereof the following:

“                                          (i)                                     Borrower shall pay to Bank, on the first day of each Reconciliation Period, all accrued Finance Charges on the Advances made based on the Aggregate Eligible Accounts;”

7                                          The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.3.2 thereof:

“The demand may, at Bank’s option, include the Advance for each Financed Receivable then outstanding and all accrued Finance Charges, the Early Termination Fee, Collateral Handling Fees, attorneys’ and professional fees, court costs and expenses, and any other Obligations.”

and inserting in lieu thereof the following:

“The demand may, at Bank’s option, include the Advance for each Financed Receivable then outstanding and all accrued Finance Charges, Collateral Handling Fees, attorneys’ and professional fees, court costs and expenses, and any other Obligations.”

8                                          The Loan Agreement shall be amended by adding the following new text, to appear at the end of Section 4.1 thereof:

“Borrower acknowledges that it previously has entered, and may in the future enter, into Bank Services with Bank.  Regardless of the terms of the documents governing such Bank Services, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority security interest granted herein.”

9                                          The Loan Agreement shall be amended by inserting the following new definitions appearing alphabetically in Section 13.1 thereof:

“                                          “2011 Anniversary Fee” is defined in Section 2.2.2.”

“                                          “2011 Effective Date” is June 20, 2011.”

“                                          “Account Balance” is, on any date, the aggregate outstanding amount of all Advances made based upon Aggregate Eligible Accounts.”

“                                          “Adjusted Quick Ratio” is the ratio of (a) Quick Assets to (b) Current Liabilities minus the current portion of Deferred Revenue.”

“                                          “Bank Services” is the aggregate amount of all outstanding credit services and products provided to Borrower by Bank, including, without limitation, all letters of credit, guidance facilities, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements) and foreign exchange contract under which Borrower commits to purchase from or sell to Bank a specific amount of lawful money of a country other than the United States.”

“                                          “Current Liabilities” are all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.”

“                                          “Eligible Chinese Accounts” are Accounts that (a) but for the fact they are owing from an Account Debtor which does not have its principal place of business in the United States, are otherwise Eligible Accounts, (b) are billed, payable and collected in the United States, (c) are owing from an Account Debtor located in China, and (d) have been approved by Bank in writing on a case-by-case basis in its sole discretion; provided that the aggregate amount of Advances outstanding at any time made based upon such Accounts shall not exceed Five Million Dollars ($5,000,000.00).”

“                                          “Quick Assets” is, on any date, Borrower’s unrestricted and unencumbered cash and cash equivalents maintained with Bank and net billed accounts receivable, determined according to GAAP.”

“                                          “Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness.”

10                                    The Loan Agreement shall be amended by deleting the following text from the definition of “Eligible Accounts” appearing in Section 13.1 thereof:

“                                          (b)                                 Accounts for which the Account Debtor does not have its principal place of business in the United States, unless agreed to by Bank in writing, in its sole discretion, on a case-by-case basis;”

and inserting in lieu thereof the following:

“                                          (b)                                 Accounts for which the Account Debtor does not have its principal place of business in the United States, except (i) as otherwise approved by Bank in writing on a case-by-case basis in its sole discretion, or (ii) for Eligible Chinese Accounts;”

11                                    The Loan Agreement shall be amended by deleting the following definitions appearing in Section 13.1 thereof:

“                                          “Advance Rate” is (a) with respect to Advances made based upon Eligible Accounts, eighty percent (80.0%), net of any offsets related to each specific Account Debtor including, without limitation, Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1, and (b) with respect to Advances made based upon Aggregate Eligible Accounts, eighty percent (80.0%), net of any offsets related to each specific Account Debtor, other than Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1.”

“                                          “Applicable Rate” is a per annum rate equal to the Prime Rate plus two percent (2.0%); provided, however, for any Subject Month (as of the first calendar day of such month), to the extent that Borrower maintained Liquidity of at least Two Million Five Hundred Thousand Dollars ($2,500,000.00) at all times during the applicable Testing Month, the Applicable Rate shall be a per annum rate equal to the Prime Rate plus one and three-quarters of one percent (1.75%); provided further, however, for any Subject Month (as of the first calendar day of such month), to the extent that Borrower maintained Liquidity of greater than Four Million Dollars ($4,000,000.00) at all times during the applicable Testing Month, the Applicable Rate shall be a per annum rate equal to the Prime Rate plus one and one-half of one percent (1.50%).”

“                                          “Facility Amount” is Seventeen Million Five Hundred Thousand Dollars ($17,500,000.00).”

“                                          “Guarantor” is any present or future guarantor of the Obligations including, without limitation, CyOptics International Holding Co. and CyOptics International Holding LLC.”

“                                          “Loan Documents” are, collectively, this Agreement, the EXIM Agreement, the Term Loan Agreement, the IP Agreement, any note, or notes or guaranties executed by Borrower or Guarantor, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.”

“                                          “Maturity Date” is December 29, 2011.”

“                                          “Obligations” are all advances, liabilities, obligations, covenants and duties owing, arising, due or payable by Borrower to Bank now or later under this Agreement, the Exim Agreement, the Term Loan Agreement, or any other document, instrument or agreement, account (including those acquired by assignment) primary or secondary, such as all Advances, Finance Charges, Loan Fees, Early Termination Fee, Collateral Handling Fee, interest, fees, expenses, professional fees and attorneys’ fees, or other amounts now or hereafter owing by Borrower to Bank.”

“                                          “Prime Rate” is a rate equal to the greater of (a) five percent (5.0%), and (b) Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.”

“                                          “Streamline Facility Eligible” means, for any Subject Month (as of the first calendar day of such month), Borrower had Liquidity at all times during the applicable Testing Month of at least the greater of (a) Four Million Dollars ($4,000,000.00), and (b) the product of (i) negative one (-1) multiplied by (ii) Borrower’s EBITDA for the six-month period ending at the last day of the applicable Testing Month.”

“                                          “Testing Month” is any month with respect to which Bank has tested Borrower’s Liquidity in order to determine the Collateral Handling Fee in Section 2.2.4, the Applicable Rate, or if Borrower is Streamline Facility Eligible.”

and inserting in lieu thereof the following:

“                                          “Advance Rate” is (a) with respect to Advances made based upon Eligible Accounts (other than Eligible Chinese Accounts), eighty percent (80.0%), net of any offsets related to each specific Account Debtor including, without limitation, Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1, (b) with respect to Advances made based upon Aggregate Eligible Accounts, eighty percent (80.0%), net of any offsets related to each specific Account Debtor, other than Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1, and (c) with respect to Advances made based upon Eligible Chinese Accounts, seventy-five percent (75.0%), net of any offsets related to each specific Account Debtor including, without limitation, Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1.”

“                                          “Applicable Rate” is a per annum rate equal to (a) with respect to Financed Receivables based upon Eligible Accounts, the Prime Rate plus one and one-half of one percent (1.50%), and (b) with respect to Financed Receivables based upon Aggregate Eligible Accounts, the Prime Rate plus three-quarters of one percent (0.75%).”

“                                          “Facility Amount” is Twenty-Five Million Four Hundred Sixteen Thousand Six Hundred Sixty-Six and 66/100 Dollars ($25,416,666.66).”

“                                          “Guarantor” is any present or future guarantor of the Obligations including, without limitation, CyOptics International Holding Co., CyOptics International Holding LLC, CyOptics Taiwan, Inc. and CyOptics China, Inc.”

“                                          “Loan Documents” are, collectively, this Agreement, the EXIM Agreement, the Term Loan Agreement, the IP Agreement, any note, or notes or guaranties executed by Borrower or Guarantor, and any other present or future agreement between Borrower and/or for the benefit of Bank, whether in connection with this Agreement, Bank Services, or otherwise, all as amended, restated, or otherwise modified.”

“                                          “Maturity Date” is December 26, 2013.”

“                                          “Obligations” are all (a) advances, liabilities, obligations, covenants and duties owing, arising, due or payable by Borrower to Bank now or later under this Agreement, the Exim Agreement, the Term Loan Agreement, or any other document, instrument or agreement, account (including those acquired by assignment) primary or secondary, such as all Advances, Finance Charges, Loan Fees, Collateral Handling Fee, interest, fees, expenses, professional fees and attorneys’ fees, or other amounts now or hereafter owing by Borrower to Bank, and (b) Bank Services, whether in existence now or later.”

“                                          “Prime Rate” is (a) prior to the 2011 Effective Date, a rate equal to the greater of (i) five percent (5.0%), and (ii) Bank’s most recently announced

“prime rate,” even if it is not Bank’s lowest rate, and (b) on and after the 2011 Effective Date, with respect to any day, the “Prime Rate” as quoted in the Wall Street Journal print edition on such day (or, if such day is not a day on which the Wall Street Journal is published, the immediately preceding day on which the Wall Street Journal was published).”

“                                          “Streamline Facility Eligible” means, as of any day during any Subject Month, Borrower has provided evidence to Bank that Borrower had an Adjusted Quick Ratio of at least 1.0 to 1.0 at all times during the applicable Testing Month.”

“                                          “Testing Month” is any month with respect to which Bank has tested Borrower’s Adjusted Quick Ratio to determine whether Borrower is Streamline Facility Eligible.”

12                                    The Loan Agreement shall be amended by deleting the following definitions appearing in Section 13.1 thereof:

“                                          “Early Termination Fee” is defined in Section 2.1.1.”

“                                          “Liquidity” is the aggregate amount of Borrower’s unrestricted and unencumbered cash and investments with Bank or Bank’s affiliates.”

“                                          “Minimum Finance Charge” is an amount equal to the amount of Finance Charges and Collateral Handling Fees Bank would have earned in any fiscal quarter if the principal amount of outstanding Advances during such quarter averaged Two Million Dollars ($2,000,000.00).  For purposes of this calculation, the highest Applicable Rate in effect at any time during such quarter shall used in calculating the Minimum Finance Charge for the entire quarter.”

13                                    The Compliance Certificate appearing as Exhibit B to the Loan Agreement is hereby replaced with the Compliance Certificate attached as Schedule 1 hereto.

4.                                       FEES.  Borrower shall pay to Bank a modification fee equal to Seventy Thousand Dollars ($70,000.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof.  Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5.                                       RATIFICATION OF IP AGREEMENT.  Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the IP Agreement, and acknowledges, confirms and agrees that the IP Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in the IP Agreement, and shall remain in full force and effect.

6.                                       PERFECTION CERTIFICATE.  Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of June 20, 2011, and acknowledges, confirms and agrees that the disclosures and information Borrower provided to Bank in such Perfection Certificate have not changed, as of the date hereof.  Borrower hereby acknowledges and agrees that all references in the Loan Agreement to Perfection Certificate shall mean and include the Perfection Certificate as described herein.

7.                                       CONSISTENT CHANGES.  The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8.                                       RATIFICATION OF LOAN DOCUMENTS.  Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9.                                       NO DEFENSES OF BORROWER.  Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10.                                 CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents.  Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect.  Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations.  Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations.  It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing.  No maker will be released by virtue of this Loan Modification Agreement.

11.                                 COUNTERSIGNATURE.  This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

[The remainder of this page is intentionally left blank]

This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:		BANK:

CYOPTICS, INC.		SILICON VALLEY BANK

By:	/s/ Ettore J. Coringrato, Jr.	By:	/s/ Kate Leland

Name:	Ettore J. Coringrato, Jr.	Name:	Kate Leland

Title:	CEO	Title:	Vice President

The undersigned, CYOPTICS INTERNATIONAL HOLDING CO., hereby: (a) ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Unconditional Guaranty dated as of May 21, 2008 (as amended, the “Co. Guaranty”); (b) acknowledges, confirms and agrees that the Co. Guaranty shall remain in full force and effect and shall in no way be limited by the execution of this Loan Modification Agreement or any other documents, instruments and/or agreements executed and/or delivered in connection herewith; and (c) acknowledges, confirms and agrees that the guaranteed obligations and liabilities under the Co. Guaranty include, without limitation, all Obligations of Borrower to Bank under the Loan Agreement, as amended by this Loan Modification Agreement.

CYOPTICS INTERNATIONAL HOLDING CO.

By:	/s/ Ettore J. Coringrato
Name:	Ettore J. Coringrato
Title:	CEO

The undersigned, CYOPTICS INTERNATIONAL HOLDING LLC, hereby: (a) ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Unconditional Guaranty dated as of May 21, 2008 (as amended, the “LLC Guaranty”); (b) acknowledges, confirms and agrees that the LLC Guaranty shall remain in full force and effect and shall in no way be limited by the execution of this Loan Modification Agreement or any other documents, instruments and/or agreements executed and/or delivered in connection herewith; and (c) acknowledges, confirms and agrees that the guaranteed obligations and liabilities under the LLC Guaranty include, without limitation, all Obligations of Borrower to Bank under the Loan Agreement, as amended by this Loan Modification Agreement.

CYOPTICS INTERNATIONAL HOLDING LLC

By:	/s/ Ettore J. Coringrato
Name:	Ettore J. Coringrato
Title:	CEO

The undersigned, CYOPTICS CHINA, INC., hereby: (a) ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Unconditional Guaranty dated as of June 20, 2011 (as amended, the “CyOptics China Guaranty”); (b) acknowledges, confirms and agrees that the CyOptics China Guaranty shall remain in full force and effect and shall in no way be limited by the execution of this Loan Modification Agreement or any other documents, instruments and/or agreements executed and/or delivered in connection herewith; and (c) acknowledges, confirms and agrees that the guaranteed obligations and liabilities under the CyOptics China Guaranty include, without limitation, all Obligations of Borrower to Bank under the Loan Agreement, as amended by this Loan Modification Agreement.

CYOPTICS CHINA, INC.

By:	/s/ Ettore J. Coringrato, Jr.
Name:	Ettore J. Coringrato, Jr.
Title:	CEO

The undersigned, CYOPTICS TAIWAN, INC., hereby: (a) ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Unconditional Guaranty dated as of June 20, 2011 (as amended, the “CyOptics Taiwan Guaranty”); (b) acknowledges, confirms and agrees that the CyOptics Taiwan Guaranty shall remain in full force and effect and shall in no way be limited by the execution of this Loan Modification Agreement or any other documents, instruments and/or agreements executed and/or delivered in connection herewith; and (c) acknowledges, confirms and agrees that the guaranteed obligations and liabilities under the CyOptics Taiwan Guaranty include, without limitation, all Obligations of Borrower to Bank under the Loan Agreement, as amended by this Loan Modification Agreement.

CYOPTICS TAIWAN, INC.

By:	/s/ Ettore J. Coringrato, Jr.
Name:	Ettore J. Coringrato, Jr.
Title:	CEO

SCHEDULE 1

EXHIBIT B

SPECIALTY FINANCE DIVISION

Compliance Certificate

I, an authorized officer of CYOPTICS, INC. (“Borrower”) certify under the Loan and Security Agreement (working capital line of credit) (as amended, the “Agreement”) between Borrower and Silicon Valley Bank (“Bank”) as follows for the period ending                              (all capitalized terms used herein shall have the meaning set forth in the Agreement):

Borrower represents and warrants for each Financed Receivable:

Each Financed Receivable is an Eligible Account.

Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

The correct amount is on the Advance Request and Invoice Transmittal and is not disputed;

Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Advance Request and Invoice Transmittal date;

Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower,  is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

It reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

It has not filed or had filed against it Insolvency Proceedings and does not reasonably anticipate any filing;

Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds thereof.

No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank with respect to a Financed Receivable contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

Additionally, Borrower represents and warrants as follows:

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.  The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business or operations.

Borrower has good title to the Collateral, free of Liens except Permitted Liens.  All inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is not regulated as an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change.  None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP.  Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

All other representations and warranties in the Agreement are true and correct in all material respects on this date, provided that those representations and warranties expressly referring to a specific date shall be true as of such date, and Borrower represents that there is no existing Event of Default.

Streamline Facility Eligibility

	Required	Actual	Eligible

Adjusted Quick Ratio	> 1.0 to 1.0	to 1.0	Yes No

Sincerely,

/s/ Ettore J. Coringrato, Jr.
Signature

CEO
Title

6/20/11
Date